Exhibit 99.1

FIDELITY D & D BANCORP, INC.

PRESS RELEASE

Date: July 20, 2005

Contacts:
Steven C. Ackmann	Salvatore R. DeFrancesco, Jr.
President and	Treasurer and
Chief Executive Officer	Chief Financial Officer
570-346-4156	570-504-8000

FIDELITY D & D BANCORP, INC.

REPORTS IMPROVED SECOND QUARTER 2005 EARNINGS

Dunmore, PA – Fidelity D & D Bancorp, Inc., (OTC Bulletin Board: FDBC), parent company of The Fidelity Deposit and Discount Bank, announced net income for the second quarter ended June 30, 2005 of $1,136,000, a 23% increase compared to net income of $921,000 for the same quarter of 2004.  Earnings per share were $0.62 and $0.50 for the quarters ended June 30, 2005 and 2004, respectively.  Net income for the six months ended June 30, 2005 was $2,155,000, or $1.17 per share, a $609,000 increase compared to net income of $1,546,000, or $0.84 per share, for the same period in 2004.

Net interest income increased to $4,318,000 for the quarter ended June 30, 2005, an overall increase of $227,000, or 6%, over the $4,091,000 recorded during the same quarter of 2004.

Total interest income increased by $290,000 from $6,813,000 to $7,103,000, along with an interest expense increase of $63,000, or 2%, from $2,722,000 to $2,785,000 for the quarters ended June 30, 2004 and 2005, respectively.  Yields on earning assets improved during the second quarter of 2005, producing increased interest income compared to the same period last year.  Increased rates on interest-bearing liabilities have pushed the interest costs up slightly.  As an overall result, the net interest margin increased 32 basis points to 3.54% in the second quarter of 2005, compared to 3.22% for the second quarter of 2004.

During the second quarter of 2005, the provision for loan losses was $300,000 compared to $400,000 in the same quarter of 2004. The allowance for loan losses was 1.51% of total loans at June 30, 2005, a slight decrease from 1.54% at June 30, 2004.

Total other income recorded for the quarter ended June 30, 2005 was $1,127,000 compared with $1,071,000 for the same quarter in 2004.  Service charges and other income experienced strong improvement in the second quarter of 2005, a net increase of $57,000 as compared to the second quarter of 2004.

Total other operating expenses increased 2%, from $3,539,000 to $3,612,000 for the quarters ending June 30, 2005 and 2004.  This operating expense increase resulted primarily from added professional service and advertising expenses during 2005.

 “The second quarter results show steady progress toward providing strong financial performance,” said Steve Ackmann, President and CEO.  “I commend the efforts of the entire Fidelity staff for achieving these earnings.  We are also grateful for the continued support of our shareholders.”

The Company’s total assets were $533,321,000 at June 30, 2005 as compared to $536,675,000 at December 31, 2004.

Fidelity D & D Bancorp, Inc. serves Lackawanna and Luzerne Counties through The Fidelity Deposit and Discount Bank’s 12 community banking offices and 22 ATM locations.

For more information please visit our web site at www.the-fidelity.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  These factors include the possibility that increased demand or prices for the company’s financial services and products may not occur, changing economic, interest rate and competitive conditions, technological developments and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Balance Sheets

As of June 30, 2005 and December 31, 2004

	June 30, 2005	December 31, 2004
At Period End:
Assets
Total cash and cash equivalents	$10,852,750	$10,216,394
Investment securities	114,965,029	120,237,518
Loans and leases	388,249,252	388,110,551
Allowance for loan losses	(5,873,378)	(5,987,798)
Premises and equipment, net	10,767,091	11,163,292
Life insurance cash surrender value	7,742,162	7,613,437
Other assets	6,617,731	5,321,744

Total assets	$533,320,637	$536,675,138

Liabilities
Non-interest-bearing deposits	$69,233,001	$65,357,535
Interest-bearing deposits	299,945,324	300,257,800
Total deposits	369,178,325	365,615,335
Short-term borrowings	42,267,004	50,534,046
Long-term debt	70,732,233	71,119,188
Other liabilities	3,054,050	3,039,809
Total liabilities	485,231,612	490,308,378

Shareholders’ equity	48,089,025	46,366,760

Total liabilities and shareholders’ equity	$533,320,637	$536,675,138

	June 30, 2005	December 31, 2004
Average Quarterly Balances:
Assets
Total cash and cash equivalents	$11,120,713	$10,865,359
Investment securities	116,456,607	127,386,620
Loans and leases, net	380,621,675	378,978,981
Premises and equipment, net	10,815,679	11,201,185
Other assets	13,209,576	13,271,732

Total assets	$532,224,250	$541,703,877

Liabilities
Non-interest-bearing deposits	$68,180,619	$67,616,836
Interest-bearing deposits	305,152,279	302,580,348
Total deposits	373,332,898	370,197,184
Short-term borrowings and long-term debt	108,717,613	122,529,886
Other liabilities	2,981,272	2,915,991
Total liabilities	485,031,783	495,643,061

Shareholders’ equity	47,192,467	46,060,816

Total liabilities and shareholders’ equity	$532,224,250	$541,703,877

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Statements of Income

	Three Months Ended		Six Months Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Interest income
Loans and leases	$5,868,766	$5,578,588	$11,650,144	$11,124,448
Securities and other	1,234,051	1,234,602	2,426,958	2,652,067

Total interest income	7,102,817	6,813,190	14,077,102	13,776,515

Interest expense
Deposits	1,675,756	1,630,798	3,231,995	3,572,118
Borrowings and debt	1,108,912	1,091,227	2,251,154	2,180,287

Total interest expense	2,784,668	2,722,025	5,483,149	5,752,405

Net interest income	4,318,149	4,091,165	8,593,953	8,024,110

Provision for loan losses	300,000	400,000	380,000	1,250,000
Other income	1,126,507	1,070,885	1,874,120	2,017,302
Other expenses	3,612,264	3,538,708	7,178,176	6,813,735
Provision for income taxes	396,584	302,449	754,700	431,877
Net income	$1,135,808	$920,893	$2,155,197	$1,545,800

Selected financial ratios and other data:

	Three months ended		Six months ended
	June 30,		June 30,
	2005	2004	2005	2004
Selected returns and financial ratios
Diluted earnings per share	$0.62	$0.50	$1.17	$0.84
Dividends per share	$0.22	$0.22	$0.44	$0.44
Yield on interest-earning assets (FTE)	5.76%	5.31%	5.69%	5.29%
Cost of interest-bearing liabilities	2.70%	2.50%	2.64%	2.58%
Net interest spread	3.06%	2.81%	3.05%	2.71%
Net interest margin	3.54%	3.22%	3.51%	3.12%
Return on average assets	0.86%	0.67%	0.81%	0.55%
Return on average equity	9.65%	8.39%	9.26%	7.01%
Efficiency ratio	64.91%	61.84%	67.01%	63.62%
Expense ratio	1.88%	1.61%	1.99%	1.63%

Other data
	As of June 30,		As of December 31,
	2005	2004	2004
Book value per share	$26.03	$23.71	$25.21
Equity to assets	9.02%	8.04%	8.64%
Allowance for loan losses to:
Total loans	1.51%	1.54%	1.54%
Non-accrual loans	57.82%	56.93%	60.46%
Non-accrual loans to net loans	2.66%	2.74%	2.59%
Non-performing assets to total assets	2.09%	2.04%	1.99%